EXHIBIT 99
UNITED COMMUNITY FINANCIAL CORP.
275 West Federal Street
Youngstown, Ohio 44503-1203
FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Susan E. Stricklin	James R. Reske
Vice President, Marketing	Chief Financial Officer
Home Savings	United Community Financial Corp.
(330) 742-0638	(330) 742-0592
sstricklin@homesavings.com	jreske@ucfconline.com
United Community Financial Corp. Announces Second Quarter Performance
Highlights for the second quarter of 2009:
•	Nonaccrual loans reduced by $5.1 million during the quarter

•	Net interest margin increased to 3.12% for the quarter

•	Capital ratios increased to 8.50% (Tier 1 Leverage) and 12.76% (Total Risk-Based Capital)

•	Tangible book value was $7.57 per share, the same level as December 31, 2008
YOUNGSTOWN, Ohio (July 15, 2009) — United Community Financial Corp. (Company) (Nasdaq: UCFC), holding company of The Home Savings and Loan Company (Home Savings), today reported a consolidated net loss of $2.9 million, or $(0.10) per diluted share, for the three months ended June 30, 2009. This compares to net income of $3.3 million, or $0.11 per diluted share, for the three months ended March 31, 2009, and net income of $2.7 million, or $0.10 per diluted share, for the three months ended June 30, 2008.
The Company also reported net income for the six months ended June 30, 2009, of $356,000, or $0.01 per diluted share, compared to net income of $6.8 million, or $0.24 per diluted share, for the six months ended June 30, 2008. Included in net income for the six months ended June 30, 2009, is the gain recognized on the completion of the sale of Butler Wick Trust.

The loss incurred for the second quarter of 2009 was primarily due to an increased provision for loan losses and increased federal deposit insurance premiums. The increase in the provision for loan losses was driven largely by the economic climate in the markets in which the Company does business. The increase in federal deposit insurance premiums was caused by the FDIC imposing multiple assessments on all insured financial institutions. These costs were offset partially by increased gains recognized on the sale of available for sale securities, a positive market valuation adjustment on mortgage servicing rights and gains recognized on the sale of loans.
Chairman, President and Chief Executive Officer Douglas M. McKay commented, “Despite the net loss recognized during the period, we are encouraged with the results of our efforts to decrease nonperforming and past due loans. While it is too early to say that the economy has turned the corner, the decrease in our nonperforming and past due loan balances is a positive sign that our strategy of focusing on our core banking business is taking us in the right direction. Our improving capital ratios clearly indicate that our company is making progress and getting stronger.”
Net Interest Income and Margin
Net interest income was $18.7 million in the second quarter of 2009, the same as the first quarter of 2009 and down slightly from $18.9 million for the second quarter of 2008. Net interest income was positively impacted during the second quarter by an increase in the net interest margin, which increased from 3.04% in the first quarter of 2009 and 2.94% in the second quarter of 2008 to 3.12% in the second quarter of 2009. The increase in the net interest margin was primarily due to the lower cost of funds in the current interest rate environment.
On a year-to-year basis, the net interest margin for the six months ended June 30, 2009, increased 31 basis points to 3.08% compared to 2.77% for the six months ended June 30, 2008. Similar to that of the quarter-to-quarter comparison, the net interest margin increase was due primarily to decreases in the cost of funds exceeding declines in yields earned on loans and securities.
Asset Quality
The provision for loan losses was $12.3 million in the second quarter of 2009, compared to $8.4 million in the first quarter of 2009 and $3.2 million in the second quarter of 2008. The provision for loan losses was $20.8 million for the six months ended June 30, 2009, compared to $5.7 million for the six months ended June 30, 2008. Net loan charge-offs were $10.3 million in the second quarter of 2009, compared to $6.6 million in the preceding quarter and $7.6 million in the second quarter a year ago. Net charge-offs are primarily a result of the performance of the non-residential real estate and construction loan portfolios. The level of net charge-offs includes partial charge-offs of select one-to four-family mortgage loans, multifamily loans and non-residential real estate loans during the second quarter of 2009, as Home Savings recognized losses on these loans to appropriately reflect the current value of the collateral.

The allowance for loan losses was $39.8 million, or 1.92% of the loan portfolio as of June 30, 2009, compared to $36.0 million or 1.61% of the loan portfolio as of December 31, 2008. Nonperforming assets, which includes nonperforming loans and real estate owned, decreased $860,000 to $135.1 million at June 30, 2009, compared to $135.9 million at December 31, 2008. The decrease in nonperforming loans was largely offset by an increase in other real estate owned due to increased foreclosure activity.
Noninterest Income
In the second quarter of 2009, the Company recognized noninterest income of $6.2 million, compared to $2.7 million in the preceding quarter and $2.9 million in the second quarter of 2008. The increase in noninterest income recognized in the second quarter of 2009 is attributable largely to increases in gains recognized on the sale of available for sale securities, a positive market valuation adjustment on mortgage servicing rights, and gains recognized on the sale of loans.
The gains recognized on the sale of available for sale securities were the result of the sale of approximately $50.0 million in mortgage-backed securities for a gain of $1.4 million. The Company used the proceeds of the sale to fund partially the purchase of $75.0 million of mortgage-backed securities and agency securities. The increase in service fees is largely attributable to the regular evaluation of Home Savings’ mortgage servicing rights. Due primarily to the slowing pre-payment speeds on loans that back these servicing rights, the Company was able to recapture $1.2 million of write-downs recognized in the fourth quarter of 2008. The increase in gains on loans sold is primarily a result of the volume of originations during the period, as customers continued to take advantage of historically low interest rates.
Noninterest income for the six months ended June 30, 2009, was $8.9 million, compared to $9.2 million for the similar period in 2008. The decrease in noninterest income recognized in the first six months of 2009 compared to the first six months of 2008 is primarily due to higher losses recognized on the valuation and disposition of other real estate owned more than offsetting increases in gains recognized on the sales of loans and securities.
Noninterest Expense
Noninterest expense was $17.2 million in the second quarter of 2009, compared to $16.4 million in the first quarter of 2009 and $15.2 million for the second quarter of 2008. The increased expense is a result of higher federal deposit insurance premiums resulting from multiple special assessments on all insured financial institutions. Costs incurred to maintain real estate owned and other repossessed assets also increased.
Noninterest expense was $33.6 million through the first six months of 2009, compared to $30.1 million for the first six months of 2008. The change also is primarily a result of increased federal deposit insurance premiums and higher expenses related to maintenance and real estate taxes on real estate owned.

Financial Condition
Total assets were $2.5 billion at June 30, 2009, a decrease of $131.0 million compared to December 31, 2008. The change is attributable to declines in all major segments of Home Savings’ loan portfolio. Home Savings’ construction and commercial loan portfolios declined due to the strategic objective of reducing origination efforts in these portfolios. Furthermore, due to a much lower interest rate environment, refinance activity has accelerated in 2009. The result of this acceleration was a decline in the portfolio of one-to four-family loans as existing loans in the portfolio are refinanced and a majority of the newly originated loans are sold into the secondary market. The decrease in loans was offset partially by an increase in securities available for sale.
Total liabilities decreased by $130.7 million during the first six months of 2009. Total deposits at June 30, 2009, were $1.8 billion, a decrease of $57.7 million from December 31, 2008. An increase of $30.3 million in savings and checking deposits was more than offset by a decrease in retail certificates of deposit of $35.1 million and maturities of brokered deposits of $53.0 million during the first six months of 2009. Home Savings obtained brokered certificates of deposit in 2008 to supplement short-term fundings with maturities ranging from six months to two years. At this time, regulatory approval would be required to replace these brokered deposits with additional brokered deposits as they mature.
Shareholders’ equity decreased $310,000 at June 30, 2009, compared to December 31, 2008. The change was primarily attributable to a decrease in other comprehensive income and the net loss incurred from continuing operations offset partially by the gain recognized on the sale of Butler Wick Trust recognized in the first quarter of 2009. Tangible book value per share as of June 30, 2009, was $7.57, the same as December 31, 2008.
Home Savings is a wholly-owned subsidiary of the Company and operates 39 full-service banking offices and six loan production offices located throughout Ohio and western Pennsylvania. Additional information on the Company and Home Savings may be found on the Company’s web site: www.ucfconline.com.
###

When used in this press release, the words or phrases “believes,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company advises readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.
The Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

UNITED COMMUNITY FINANCIAL CORP.

	As of	As of
	June 30, 2009	December 31, 2008
	(Dollars in thousands, except per share data)
SELECTED FINANCIAL CONDITION DATA (UNAUDITED):

ASSETS
Cash and cash equivalents	$44,660	$43,417
Securities	255,845	215,731
Federal Home Loan Bank stock, at cost	26,464	26,464
Loans held for sale	14,057	16,032
Loans:
Real estate	1,438,459	1,497,940
Construction	224,617	291,152
Consumer	322,874	348,834
Commercial	86,286	101,489
Allowance for loan losses	(39,832)	(35,962)

Net loans	2,032,404	2,203,453
Real estate owned and other repossessed assets	33,077	29,258
Core deposit intangible	766	884
Cash surrender value of life insurance	25,611	25,090
Assets of discontinued operations—Butler Wick Corp.	—	5,562
Other assets	54,171	52,182

Total assets	$2,487,055	$2,618,073

LIABILITIES
Deposits:
Interest-bearing	$1,711,315	$1,779,676
Noninterest-bearing	116,899	106,255

Deposits	1,828,214	1,885,931
Federal Home Loan Bank advances	294,152	337,603
Repurchase agreements and other	97,252	125,269
Liabilities of discontinued operations—Butler Wick Corp.	—	2,388
Other liabilities	32,824	31,959

Total liabilities	2,252,442	2,383,150
SHAREHOLDERS’ EQUITY
Preferred stock-no par value; 1,000,000 shares authorized and unissued	—	—
Common stock-no par value; 499,000,000 shares authorized; 37,804,457 issued and 30,897,825 outstanding	145,873	146,439
Retained earnings	165,803	165,447
Accumulated other comprehensive income	2,624	3,635
Unearned employee stock ownership plan shares	(6,732)	(7,643)
Treasury stock, at cost; 2009 and 2008 — 6,906,632 shares	(72,955)	(72,955)

Total shareholders’ equity	234,613	234,923

Total liabilities and shareholders’ equity	$2,487,055	$2,618,073

Book value per share	$7.59	$7.60
Tangible book value per share	$7.57	$7.57

UNITED COMMUNITY FINANCIAL CORP.

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2009	2009	2008	2009	2008
	(Dollars in thousands, except per share data)

SELECTED EARNINGS DATA (UNAUDITED):

Interest income	$33,391	$34,428	$38,204	$67,819	$77,829
Interest expense	14,704	15,699	19,288	30,403	41,972

Net interest income	18,687	18,729	18,916	37,416	35,857

Provision for loan losses	12,311	8,444	3,248	20,755	5,714
Noninterest income:
Non-deposit investment income	404	304	432	708	910
Service fees and other charges	2,721	1,512	2,523	4,233	4,288
Net gains (losses):
Securities	1,382	—	34	1,382	965
Other-than-temporary impairment of securities	—	(150)	—	(150)	—
Loans sold	1,788	1,140	395	2,928	2,579
Real estate owned and other repossessed assets	(1,182)	(1,138)	(1,533)	(2,320)	(1,673)
Other income:	1,092	1,075	1,057	2,167	2,110

Total noninterest income	6,205	2,743	2,908	8,948	9,179

Noninterest expense:
Salaries and employee benefits	7,764	8,023	9,011	15,787	18,061
Occupancy	899	984	900	1,883	1,847
Equipment and data processing	1,660	1,730	1,547	3,390	3,268
Amortization of core deposit intangible	58	60	74	118	151
Deposit insurance premiums	2,940	1,783	219	4,723	270
Professional fees	907	716	664	1,623	1,250
Real estate owned and other repossessed asset expenses	804	951	700	1,755	1,088
Other noninterest expense	2,170	2,152	2,046	4,322	4,189

Total noninterest expense	17,202	16,399	15,161	33,601	30,124

Income (loss) before taxes and discontinued operations	(4,621)	(3,371)	3,415	(7,992)	9,198
Income tax expense (benefit)	(1,707)	(1,692)	1,111	(3,399)	3,129

Net income (loss) before discontinued operations	(2,914)	(1,679)	2,304	(4,593)	6,069
Net income from discontinued operations— Butler Wick Corp., net of tax	—	4,949	425	4,949	703

Net income (loss)	$(2,914)	$3,270	$2,729	$356	$6,772

Basic earnings (loss) from continuing operations	$(0.10)	$(0.06)	$0.08	$(0.16)	$0.21
Basic earnings from discontinued operations	—	0.17	0.02	0.17	0.03
Basic earnings (loss)	(0.10)	0.11	0.10	0.01	0.24
Diluted earnings (loss) from continuing operations	(0.10)	(0.06)	0.08	(0.16)	0.21
Diluted earnings from discontinued operations	—	0.17	0.02	0.17	0.03
Diluted earnings (loss)	(0.10)	0.11	0.10	0.01	0.24

UNITED COMMUNITY FINANCIAL CORP.

	Three Months Ended	Three Months Ended	Three Months Ended
	June 30,	March 31,	June 30,
	2009	2009	2008
	(Dollars in thousands)

AVERAGE DAILY BALANCE OF SELECTED FINANCIAL CONDITION DATA (UNAUDITED):

Net loans (including allowance for loan losses of $39,832, $37,856 and $28,900, respectively)	$2,075,751	$2,158,931	$2,211,825
Loans held for sale	17,658	24,172	9,867
Securities	250,655	239,656	311,399
Other interest-earning assets	48,160	45,391	30,422
Total interest-earning assets	2,392,224	2,468,150	2,563,513
Assets of discontinued operations—Butler Wick Corp.	512	4,468	22,068
Total assets	2,526,224	2,609,801	2,742,040
Certificates of deposit	1,144,895	1,176,028	1,079,399
Interest-bearing checking, demand and savings accounts	571,399	562,679	660,306
Other interest-bearing liabilities	407,101	474,733	570,098
Total interest-bearing liabilities	2,123,395	2,213,440	2,309,803
Noninterest-bearing deposits	116,459	112,042	112,938
Total noninterest-bearing liabilities	152,622	147,172	140,464
Liabilities of discontinued operations—Butler Wick Corp.	4,311	2,449	6,130
Total liabilities	2,280,328	2,363,061	2,456,397
Shareholders’ equity	246,096	246,740	285,643

SUPPLEMENTAL LOAN DATA:

Loans originated	$194,345	$190,067	$229,394
Loans purchased	1,010	35,408	47,744
Loans sold	128,456	136,307	44,360
Loan charge-offs	10,815	6,691	7,680
Recoveries on loans	480	141	130

	As of	As of	As of
	June 30,	March 31,	June 30,
	2009	2009	2008
	(Dollars in thousands)
SUPPLEMENTAL DATA:

Nonaccrual loans	$96,501	$101,571	$94,564
Restructured loans	2,494	2,726	3,132
Total nonperforming loans	102,002	104,904	98,117
Real estate owned and other repossessed assets	33,077	30,430	21,517
Total nonperforming assets	135,079	135,334	119,634
Mortgage loans serviced for others	992,236	942,362	938,522
Securities trading, at fair value	—	—	290
Securities available for sale, at fair value	255,845	248,981	305,096
Federal Home Loan Bank stock, at cost	26,464	26,464	26,112

PERFORMANCE AND REGULATORY CAPITAL DATA:

Return on average assets	-0.46%	0.50%	0.40%
Return on average equity	-4.74%	5.30%	3.82%
Net interest margin	3.12%	3.04%	2.94%
Efficiency ratio	69.38%	71.85%	64.69%
Tier 1 leverage ratio	8.50%	8.33%	7.77%
Tier 1 risk-based capital ratio	11.50%	11.22%	9.86%
Total risk-based capital ratio	12.76%	12.48%	11.77%